                                                                     EXHIBIT 5.1


                               BAKER BOTTS L.L.P.
                                 One Shell Plaza
                                  910 Louisiana
                            Houston, Texas 77002-4995
                                  713.229.1234
                                FAX 713.229.1522
                                 HOU03:808289.2

December 26, 2001

Pride International, Inc.
5847 San Felipe, Suite 3300
Houston, Texas  77056

Ladies and Gentlemen:

                  As set forth in Post-Effective Amendment No. 1 (the "Post-Effective Amendment") to the Registration Statement on Form S-3 (Registration No. 333-40302) to be filed by Pride International, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the proposed issuance and sale from time to time of up to 1,122,003 shares (the "Shares") of common stock, par value $.01 per share, of the Company under the Pride International, Inc. Direct Stock Purchase Plan, the Company's direct stock purchase and dividend reinvestment plan (the "Plan"), certain legal matters in connection with the Shares are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as
Exhibit 5.1 to the Post-Effective Amendment.

                  In our capacity as your counsel in the connection referred to above, we have examined the Certificate of Incorporation and By-Laws of the Company, each as amended to date, and the originals, or copies certified or otherwise identified, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete. In addition, we have assumed for purposes of this opinion that the consideration received by the Company for the Shares will be not less than the par value of the Shares.

                  On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, we are of the opinion that, with respect to the Shares that are to be issued either as newly issued shares or as treasury shares by the Company, such Shares have been duly authorized and, when issued in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and nonassessable.

Pride International, Inc.             -2-                      December 26, 2001



                  The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware and applicable federal law. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Post-Effective Amendment. We also consent to the reference to our Firm under the heading "Validity of the Securities" in the prospectus forming a part of the Post-Effective Amendment. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.




                                       Very truly yours,

                                       BAKER BOTTS L.L.P.